Exhibit 99.1

[GENSYM LOGO Here]

News Release

Contact:    David Ramsdell

Gensym Corporation

781-265-7100

Gensym Releases Second-Quarter Results

BURLINGTON, Mass. – August 13, 2003 – Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of software and services for expert operations management, today reported revenues of $3,350,000 and a net loss of $1,228,000, or $0.18 per diluted share, for the quarter ended June 30, 2003. In the corresponding quarter of 2002, Gensym had revenues of $4,480,000 and net income of $571,000, or $0.08 per diluted share. Included in the loss for the current quarter were restructuring charges of $250,000 relating to the reduction of personnel in the United States and Europe.

“Our revenues, down $1,130,000 from the corresponding quarter of last year, continue to be negatively impacted by the situation in the Middle East and, to a lesser extent, by the poor economic climate in Europe,” said Lowell Hawkinson, Gensym’s chairman, president and CEO. “Our business in the Americas and Asia-Pacific regions showed some growth over the first quarter of 2003, but it was insufficient to offset the decline in our revenues in the chemical, oil, and gas industries, major market areas for us, each of which has been adversely affected by recent events in the Middle East.

“As it remains uncertain when conditions in the Middle East and Europe will improve, we have taken actions to reduce our expenses to a level that is commensurate with current levels of revenue. Some of the impact of these actions will be realized immediately, and we expect that additional savings will be demonstrated by the fourth quarter of this year. We have been careful in our cost reduction efforts to protect our ability to serve our customers efficiently and continue to enhance our product offerings.

“I am pleased to announce that David Ramsdell has just this week been engaged, on a part-time basis, to perform the chief financial officer function. Dave had served Gensym in a similar role from late 1998 to early 2000, and thus can provide immediate and substantial experience in Gensym’s business, structure, and operations.”

Cash and cash equivalents at June 30, 2003 were $2,969,000 compared to $3,884,000 at December 31, 2002. The company continues to have minimal debt.

A conference call to discuss financial results for the quarter ended June 30, 2003 has been scheduled for Monday, August 18 at 5:00 pm EDT. Individuals who wish to participate should call 888-346-5716 (U.S. and Canada only) or 404-260-5386 (International). A replay of the call will be available through Monday, August 25 at 888-346-3949 (U.S. and Canada) or 404-260-5385 (International). When prompted, enter pin 072903#. At system prompt dial ‘4’ and enter confirmation number 20030722112655#.

About Gensym

Gensym Corporation (www.gensym.com) is a provider of software products and services that enable organizations to automate aspects of their operations that have historically required the direct attention of human experts. Gensym’s product and service offerings are all based on or relate to Gensym’s flagship product G2, which can emulate the reasoning of human experts as they assess, diagnose, and respond to unusual operating situations or as they seek to optimize operations.

With G2, organizations in manufacturing, communications, transportation, aerospace, and government maximize the performance and availability of their operations. For example, Fortune 1000 manufacturers such as Alcan, ExxonMobil, DuPont, El Paso, Eli Lilly, Ford, Hitachi, Lafarge, Procter & Gamble, and Toyota use G2 to help operators detect problems early and to provide advice that avoids off-specification production and unexpected shutdowns. Manufacturers and government agencies use G2 to optimize their supply chain and logistics operations, while communications companies such as AT&T, Ericsson, Motorola, and Nokia use G2 to troubleshoot network faults so that network availability and service levels are maximized. Gensym has numerous partners who help meet the specific needs of customers. Gensym and its partners deliver a range of services, including training, software support, application consulting and complete solutions. Through partners and through its direct sales force, Gensym serves customers worldwide.

Gensym and G2 are registered trademarks of Gensym Corporation

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. These important risks and uncertainties include the effectiveness of our restructuring and cost reduction efforts, the impact of intense competition, the effectiveness of our indirect distribution channel and strategic partnerships, fluctuations in our customers’ demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Annual Report on Form 10-K for the year ended December 31, 2002. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
REVENUES:
Product	$958	$1,711	$2,002	$3,149
Services	2,392	2,769	4,806	5,649

Total revenues	3,350	4,480	6,808	8,798

COST OF REVENUES:
Product	222	177	449	349
Service	777	771	1,484	1,544

Total cost of revenues	999	948	1,933	1,893

Gross profit	2,351	3,532	4,875	6,905

OPERATING EXPENSES:
Sales and marketing	1,376	1,187	2,905	2,428
Research and development	816	830	1,678	1,534
General and administrative	1,081	951	1,796	1,796
Restructuring charge	250	—	250	—

	3,523	2,968	6,629	5,758

Operating income (loss)	(1,172)	564	(1,754)	1,147

OTHER INCOME (LOSS), NET	86	37	109	19

Income (loss) before provision for income taxes	(1,086)	601	(1,645)	1,166

PROVISION FOR INCOME TAXES	102	30	179	94

Net income (loss)	$(1,188)	$571	$(1,824)	$1,072

Basic earnings (loss) per share	$(0.17)	$0.09	$(0.26)	$0.16
Diluted earnings (loss) per share	$(0.17)	$0.08	$(0.26)	$0.15
Weighted average common shares outstanding, basic	6,920	6,691	6,891	6,662
Weighted average common shares outstanding, diluted	6,920	7,061	6,891	7,005